Exhibit 99.2

             PENN TREATY AMERICAN CORPORATION RECOMMENCES NEW SALES

ALLENTOWN, PA, February 19, 2002 - Penn Treaty American Corporation (NYSE: PTA) today announced that the Pennsylvania Insurance Department has approved a Corrective Action Plan for two Penn Treaty subsidiaries - Penn Treaty Network America Insurance Company and American Network Insurance Company. As a result, effective immediately, the Company has recommenced sales of its long-term care insurance products in Pennsylvania and 22 other states.

In addition to Pennsylvania, new applications are now being accepted in Alabama, Maine, Nevada, Washington, Delaware, Massachusetts, North Dakota, West Virginia, Hawaii, Minnesota, Oregon, Wyoming, Indiana, Mississippi, Rhode Island, Kansas, Iowa, Montana, South Dakota, Louisiana, Nebraska and Utah. Currently licensed agents are now authorized to solicit and market all previously filed and approved insurance products.

The Company has a variety of agreements with the remaining states in which it is licensed that limit its ability to immediately recommence new sales. The Company expects, however, to pursue its ability to issue new business applications in all states and will continuously notify its agents as further information becomes available.

                                      # # #
Contact: Derrick Brickhouse, V.P., Marketing
Dbrickhouse@penntreaty.com                  1.800.362.0700

Cameron Waite, CFO                          1.800.222.3469
Cwaite@penntreaty.com